Exhibit 2.3(3)

                                 PROMISSORY NOTE

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$530,547.37                                                          DOVER, OHIO
PRINCIPAL AMOUNT                                                 OCTOBER 1, 2005
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                  This Note is the note  referred  to in  Section  2.3(b) of the
PURCHASE AGREEMENT RELATING TO TUSCARAWAS OPEN MRI, LP among Orion HealthCorp, Inc. (the "PAYEE"), Union Hospital, an Ohio nonprofit corporation (the "MAKER"), and others dated September 30, 2005 and the note referred to in Section 2.3(b) of the PURCHASE AGREEMENT RELATING TO TUSCARAWAS AMBULATORY SURGERY CENTER, LLC among Payee, Maker and others dated September 30, 2005. For value received, the Maker promises to pay, in lawful money of the United States, on or before March 30, 2006, to the order of the Payee at 1805 Old Alabama Road, Suite 350, Roswell, GA 30076, Attention: CEO, the aggregate principal amount owed by the Maker (the "PRINCIPAL AMOUNT").

                  The unpaid Principal Amount from time to time outstanding shall not bear interest.

                  If the Maker should fail to make any payment when due, the entire unpaid Principal Amount shall, at the election of the Payee, become due and payable within thirty (30) days, upon written notice or demand, and thereafter all unpaid principal and accrued interest shall bear interest at the rate of fifteen percent (15%) per annum from the date hereof until paid.

                  This Note may be prepaid in part or in whole at any time with no penalty to the Maker. No delay on the part of the Payee in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Payee of any rights or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

                  In the event the sum provided for herein is not paid when due, the Maker agrees to pay all collection costs and expenses incurred by the Payee, including reasonable attorneys' fees, whether or not suit be filed for collection.

                  The  Payee   agrees  to  deliver  to  the  Maker,   upon  full
satisfaction of this Note, this Note marked cancelled.

                  This Note is to be governed and construed in accordance with the laws of the State of Ohio. If any provision or portion of this Note shall, to any extent, be deemed invalid or unenforceable, the remainder of this Note shall not be affected thereby, and each provision of this Note shall be valid and enforceable to the fullest extent permitted by law. The Maker acknowledges that this Note is made in connection with the funding of the commercial and business activities of the Maker.

                  The Maker hereby waives presentment for payment, demand, protest and notice of dishonor, and all defenses on the ground of extension of time for the payment hereof which may be given by the Payee to the Maker or to anyone who has assumed the payment of this Note.

                  This Note, at the election of the Payee, shall be secured by a financing statement filed against the Maker's accounts receivable, equipment, furnishings, and supplies.

                  IN WITNESS WHEREOF, the Maker has caused this Note to be executed as of the day and year first above written.

                  UNION HOSPITAL

                  By:      /S/ EUGENE A. THORN
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                  Its:     VP FINANCE